May 11, 2005

TWC Holding LLC
TWC Holding Corp.
10825 Kenwood Road
Cincinnati, OH  42542

Ladies and Gentlemen:

We have acted as special counsel for TWC Holding LLC, a Delaware limited liability company, and TWC Holding Corp., a Delaware corporation (collectively, the “Issuers”) in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”), relating to the 13.875% Senior PIK Notes due 2011, Series B, of the Issuers in the aggregate principal amount of $26,000,000 (the “ Exchange Notes”).  The Exchange Notes are to be offered by the Issuers in exchange for $26,000,000 in aggregate principal amount of the Issuers’ outstanding 13.875% Senior PIK Notes due 2011, Series A.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals, telecopies or copies certified or otherwise identified to our satisfaction of the Registration Statement and the indenture pertaining to the Exchange Notes (the “Indenture”).  We have also examined originals, telecopies or copies certified or otherwise identified to our satisfaction of such records of the Issuers and all agreements, certificates of public officials, certificates of officers or representatives of the Issuers and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuers.

Members of this firm are admitted to the bar in the State of New York and the opinion set forth below is limited to the laws of the State of New York, Delaware General Corporation Law and the Delaware Limited Liability Company Act.

Based on the foregoing, and having such regard for such legal considerations as we deem relevant, we are of the opinion that:

(i)            upon the issuance of the Exchange Notes in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture, the Exchange Notes will be binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except to the extent that the enforceability thereof may be limited by:  (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included therein.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP